Exhibit 99

PRESS RELEASE – November 10, 2009

Peoples National Bank Announces New President & CEO

(Hallstead, PA) – William E. Aubrey II, Chairman of the Board, Peoples Financial Services Corp. and Peoples National Bank, announced that the Board of Directors has accepted the resignation of Richard S. Lochen Jr., as President and CEO. Mr. Aubrey reported that the Board’s plan for succession has been finalized with the decision to hire Alan Dakey as President and CEO. Mr. Aubrey commented that, after considering a number of highly qualified candidates, the Bank is fortunate to have found a CEO with Mr. Dakey’s leadership skills and extensive community banking experience.

Mr. Dakey served as President/CEO of Mid Penn Bancorp, Inc. with headquarters in Millersburg, PA.  Prior to that, Dakey was Senior Vice President at The Dime Bank in Honesdale, PA, where he worked for more than twenty years.  He holds a Master of Business Administration degree from the University of Scranton and a Bachelor of Science degree in Accounting from Bloomsburg University. Mr. Dakey has been a member of the Pennsylvania Bankers Association and Pennsylvania Association of Community Bankers. He brings a record of community leadership in positions including the Millersburg Area School Board, West Shore Chamber of Commerce, and Harrisburg Area YMCA Board of Directors. Mr. Dakey communicated enthusiasm about “joining a community bank with a strong record of financial stability, quality customer service, and a strong history of supporting the community for over 100 years.”

Mr. Lochen has resigned his position to return to his public accounting firm, Lochen and Chase, PC, a firm he founded in 1999.  Lochen and Chase is a public accounting firm with offices in Tunkhannock and Nicholson, PA, and provides audit, tax and management advisory services to clients in Northeastern Pennsylvania.  Mr. Lochen will remain with the Bank as Chief Administrative Officer until January 31, 2010. He will also remain on the Board of Directors of both Peoples Financial Services Corp. and Peoples National Bank.

Peoples Financial Services Corp., Hallstead, PA, is the parent company of Peoples National Bank, an independent community bank with eleven community offices and $472 million in assets as of September 30, 2009; Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public; and Peoples Financial Capital Corporation with main activities in the maintenance and management of intangible investments and the collection and distribution of the income from such investments.  The community office locations are Hallstead, Hop Bottom, Susquehanna, and Montrose in Susquehanna County, PA; Nicholson, Tunkhannock, and Meshoppen in Wyoming County, PA; Glenburn in Lackawanna County, PA; and Conklin, Deposit, and Binghamton in Broome County, NY.